UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 3, 2021

MMA Capital Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-11981	52-1449733
(State or other jurisdiction incorporation or	(Commission File No.)	(I.R.S. Employer Identification No.)
organization)

3600 O’Donnell St. Suite 600

Baltimore, Maryland 21224

(Address of principal executive offices — zip code)

(443) 263-2900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, no par value	MMAC	Nasdaq Capital Market
Common Stock Purchase Rights	MMAC	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01.

Certain Merger-Related Litigation Matters

As previously announced, on May 24 2021, MMA Capital Holdings, Inc., a Delaware corporation (“MMAC”, “we”, “us”, “our” or the “Company”), FP Acquisition Parent, LLC (“Parent”), and FP Acquisition Merger Sub, LLC (“Merger Sub”) entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which the Company will merge with and into Merger Sub (the “Merger”). Merger Sub is a wholly owned subsidiary of Parent. Parent is wholly owned by its two members Fundamental Partners III, LP and Fundamental Partners IV, LP, each of which is affiliated with Fundamental Advisors LP. Upon completion of the Merger, Merger Sub will be the surviving entity, continuing as a wholly owned subsidiary of Parent, and the separate corporate existence of the Company will cease. The Company filed with the Securities and Exchange Commission (“SEC”) on July 13, 2021 its definitive proxy statement relating to the proposed transaction (the “Proxy Statement”).

After the Company filed the Proxy Statement, various plaintiffs filed lawsuits related to the proposed transaction. Six plaintiffs filed individual actions in federal courts, alleging violations of the Securities Exchange Act of 1934 (“Exchange Act”). The cases are: Beraud v. MMA Capital Holdings, Inc., et al., 1:21-cv-04227 (E.D.N.Y.); Ciccotelli v. MMA Capital Holdings, Inc., et al., No. 1:21-cv-06423 (S.D.N.Y.); Morgan v. MMA Capital Holdings, Inc., et al., No. 1:21-cv-01088 (D. Del.); Ryan v. MMA Capital Holdings, Inc., et al., No. 1:21-cv-01082 (D. Del.); Whitfield v. MMA Capital Holdings, Inc., et al., No. 2:21-cv-03365 (E.D. Pa.); and Reinhardt v. MMA Capital Holdings, Inc., et al., No. 1:21-cv-01122 (D. Del.). The complaints in all six of these cases name the Company and all seven of its Directors as defendants (collectively, “Defendants”). All six complaints allege, among other things, that the Directors caused the Company to file a materially incomplete and/or misleading proxy statement relating to the proposed transaction in violation of Sections 14(a) and 20(a) of the Exchange Act. All six plaintiffs seek, among other relief, an injunction preventing the Company from consummating the Merger, attorney’s fees, and, in the event the court does not enjoin the Merger, rescission of the Merger or unspecified damages.

In a seventh case, Cohen v. Michael Falcone, et al., No. 2021-0646 (Del. Ch. Ct.), the plaintiff filed a putative class action lawsuit, on his behalf and on behalf of all similarly situated shareholders, against the Company and all seven Directors in the Delaware Court of Chancery. Cohen alleges that the Directors breached their fiduciary duties by failing to provide the Company’s public stockholders with all material information necessary to decide whether to vote in favor of or against the Merger or exercise appraisal rights. Cohen’s complaint seeks, among other things, an injunction preventing both the shareholder vote and the Merger, attorney’s fees, and, if the court does not enjoin the Merger, rescission of the Merger or unspecified damages. In addition, Cohen has filed with the court a motion for a preliminary injunction. The court has scheduled a hearing on Cohen’s motion for August 9, 2021.

While the Company believes that the disclosures in connection with the proposed transaction, including those set forth in the Proxy Statement, comply fully with applicable law, the Company has determined to voluntarily supplement the Proxy Statement with the supplemental disclosures set forth below (the “Supplemental Disclosures”). Nothing in the Supplemental Disclosures shall be deemed an admission of the legal necessity or materiality under applicable laws of any of the disclosures set forth herein. To the contrary, the Company specifically denies all allegations in the litigation that any additional disclosure was or is required.

SUPPLEMENTAL DISCLOSURES TO DEFINITIVE PROXY STATEMENT

Projections and Forward-Looking Financial Information

As a matter of general practice, due to the unpredictability of the underlying assumptions and estimates inherent in preparing financial projections, we do not publicly disclose detailed projections as to our anticipated financial position or results of operations, other than providing, from time to time, estimated ranges for the then- current fiscal year of certain expected financial results and operational metrics in our regular earnings press releases and other investor materials.

However, in connection with the evaluation of a possible transaction, our management prepared and provided to our board of directors certain forward-looking financial information for the Company on a consolidated basis for 2021 through 2030 (which we refer to as the 2021 through 2030 projected financial information), which is summarized below. Such projections were also provided to TD Securities (USA) LLC (“TD Securities”) for use in connection with its financial analyses and fairness opinion as well as to our board of directors. In addition, certain projected financial information for the 2020 fiscal year was provided to Parent in connection with its due diligence review.

These financial projections were not intended for public disclosure, and, accordingly, do not necessarily comply with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts or generally accepted accounting principles, or GAAP. Neither our independent registered public accounting firm nor any other independent accountants have audited, compiled or performed any procedures with respect to the projections nor expressed an opinion or any form of assurance on the financial projections or their achievability, and they assume no responsibility for, and disclaim any association with, such financial projections. A summary of the financial projections is included in this proxy statement only because the financial projections were made available to our board of directors, TD Securities and Parent as described in this proxy statement. The inclusion of the financial projections in this proxy statement does not constitute an admission or representation by us that the information is material.

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In the view of our management, the financial projections were prepared on a reasonable basis reflecting management’s best available estimates and judgments regarding our future financial performance at the time they were prepared. The financial projections have been included only to reflect information made available at the time of certain events and decisions to our board of directors, TD Securities and Parent, are not facts and should not be relied upon as indicative of actual future results, and you are cautioned not to rely on the financial projections. Some or all of the assumptions that have been made in connection with the preparation of the financial projections may have changed since the date the financial projections were prepared. None of the Company, Parent nor any of our or their respective affiliates, advisors or other representatives assumes any responsibility for the validity, reasonableness, accuracy or completeness of the financial projections. None of the Company, Parent nor any of their respective affiliates has or intends to, and each of them disclaims any obligation to, update, revise or correct the financial projections if any or all of them have become or become inaccurate (even in the short term) since the time of their preparation. These considerations should be taken into account in reviewing the financial projections, which were prepared as of an earlier date.

The financial projections do not reflect changes in general business or economic conditions since the time they were prepared, changes in our businesses or prospects since the time they were prepared, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the financial projections were prepared, and the financial projections are not necessarily indicative of current values or future performance, which may be significantly more favorable or less favorable than as set forth below and should not be regarded as a representation that the financial forecasts will be achieved. The projections also reflect assumptions as to certain business decisions that are subject to change. In addition, our future financial performance may be affected by our ability to successfully implement a number of initiatives to improve our operations and financial performance and our ability to achieve strategic goals, objectives and targets over the applicable periods.

Because the financial projections reflect subjective judgment in many respects, they are susceptible to multiple interpretations and frequent revisions based on actual experience and business developments. The financial projections also cover multiple years, and such information by its nature becomes less predictive with each succeeding year. The financial projections constitute forward-looking information and are subject to a wide variety of significant risks and uncertainties that could cause the actual results to differ materially from the projected results. For additional information on factors that may cause our future financial results to materially vary from the projected results summarized below, see the section entitled “Cautionary Statement Regarding Forward-Looking Statements,” beginning on page 18 of the Proxy Statement. Accordingly, there can be no assurance that the projected results summarized below will be realized or that actual results will not differ materially from the projected results summarized below, and the financial projections cannot be considered a guarantee of future operating results and should not be relied upon as such. Neither we nor our affiliates or advisors or any other person has made any representation to any of our stockholders or any other person regarding our actual performance compared to the results included in the financial projections. We have not made any representation to Parent or its affiliates, in the merger agreement or otherwise, concerning the projections.

The financial projections should be evaluated, if at all, in conjunction with the historical financial statements and other information contained in our public filings with the SEC. The financial projections do not take into account any circumstances or events occurring after the date they were prepared, including the mergers. Further, the financial projections do not take into account the effect of any failure of the mergers to be consummated and should not be viewed as accurate or continuing in that context.

These disclosures should be read in connection with the Proxy Statement, which should be read in its entirety. To the extent that information herein differs from or updates information contained in the Proxy Statement, the information contained herein supersedes the information contained in the Proxy Statement. Capitalized terms used but not defined herein have the meanings set forth in the Proxy Statement, unless otherwise defined below. All page references in the information below are to pages in the Proxy Statement.

The following supplemental disclosure includes this additional new paragraph immediately before the tenth paragraph on Page 30 of the Proxy Statement concerning Externalization of Management.

Between June and October of 2020, the Company and/or the Manager entered into confidentiality agreements with eight businesses interested in exploring potential investment opportunities in the Company’s solar portfolio (the “recipients”). Those confidentiality agreements authorized the recipients to receive confidential information about the solar portfolio from the Company and prohibited each recipient from using such confidential information for any purpose other than for purposes of discussions with the Manager and the Company about a potential investment in the solar portfolio. None of the confidentiality agreements contained any provision prohibiting any party from publicly requesting or proposing any waiver of, or amendment to, any provision in the agreement.

The following supplemental disclosure includes this additional new paragraph immediately following the sixth paragraph on Page 39 of the Proxy Statement concerning Externalization of Management.

The two confidentiality agreements the Company executed during the Go-Shop Period contained standstill provisions. Each confidentiality agreement also included a provision prohibiting the counterparty from publicly requesting or proposing any waiver of, or amendment to the standstill provision, but such provisions expressly authorized each counterparty to make a proposal on a confidential basis directly to the Company’s Board of Directors. Those provisions remain in effect.

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The following supplemental disclosure amends and restates in its entirety the fourth full paragraph on page 39 of the Proxy Statement concerning Externalization of Management:

On May 23, 2021, the Transaction Committee held a telephonic meeting, together with representatives of TD Securities, King & Spalding and Gallagher, to discuss and review the draft Merger Agreement and related documentation and to consider the proposed transaction. Representatives of King & Spalding provided a presentation regarding the terms of the draft Merger Agreement and other transaction documents and reviewed with the directors their duties in connection with their consideration and potential approval of the transaction with Fundamental. Representatives of Gallagher provided a presentation regarding the terms of the Hunt Agreements. TD Securities again reviewed with the directors TD Securities’ financial analyses of the consideration proposed in the Merger. Following extensive discussion, the Transaction Committee unanimously resolved to recommend the Merger Agreement and the transactions contemplated by the Merger Agreement to the full Board. Immediately following this approval, a telephonic meeting of the full Board convened, and Mr. Falcone and Mr. Hunt joined the meeting along with the Transaction Committee. Representatives of King & Spalding led a discussion on the interests of directors and executive officers in the Merger Agreement that are different from, or in addition to, the Company’s stockholders generally, including the consideration payable to the Manager upon completion of the transactions. Representatives of TD Securities then delivered to the Board an oral opinion, which was subsequently confirmed by delivery of a written opinion, dated May 23, 2021, to the effect that, as of the date of such opinion and based upon and subject to the limitations, qualifications and assumptions set forth in such opinion, the Merger Consideration to be received by the holders of the Company’s common stock pursuant to the Merger Agreement was fair, from a financial point of view, to the holders of the Company’s common stock (other than Hunt, Fundamental or any affiliate of Hunt or Fundamental). Following these presentations and discussions and receipt of the recommendation of the Transaction Committee, the full Board, with each of Mr. Hunt and Mr. Falcone abstaining, (i) determined that the transactions contemplated by the Merger Agreement, including the Merger, are fair to, and in the best interests of, the holders of shares of the Company’s common stock; (ii) approved and declared advisable the execution, delivery and performance of the Merger Agreement and the transactions contemplated therein, including the Merger; and (iii) resolved to recommend that the holders of the Company common stock adopt the Merger Agreement and approve the Merger. In the two years prior to the date of TD Securities’ opinion, the Company had not engaged TD Securities in any capacity other than in connection with the potential transactions to be effectuated with the Merger. In the two years prior to the date of TD Securities’ opinion, however, certain employees of TD Securities advising MMAC provided investment banking and other financial services to the Company while previously employed at a different investment bank.  The employees’ previous investment bank received approximately $100,000 in fees for such services.

The following supplemental disclosure amends and restates in its entirety the fourth full paragraph on page 46 of the Proxy Statement concerning the Net Asset Value Analysis:

Solar Ventures. The loan portfolio in Solar Ventures consisted of (i) certain loans associated with a single sponsor and secured by three renewable energy projects in the Electric Reliability Council of Texas (“ERCOT”) service area that were in non-accrual status as of March 31, 2021 (collectively the “ERCOT Loans”), and (ii) the remaining loan portfolio (the “Other Loans”). TD Securities performed a net asset value analysis of the loan portfolio of Solar Ventures using the MMAC Projections, which for this purpose included payments expected by MMAC to be received on its loan portfolio in ERCOT over the course of the applicable loan periods.

The following supplemental disclosure amends and restates in its entirety the fifth full paragraph on page 46 of the Proxy Statement concerning the Net Asset Value Analysis:

TD Securities noted that the Company indicated that the unpaid principal balance of the Other Loans was approximately $343.5 million as of March 31, 2021. TD Securities estimated the value of the Other Loans by multiplying the unpaid principal balance outstanding as of March 31, 2021 by a range of 97% to 100%, based on TD Securities’ experience and professional judgment. The resulting range of values for the Other Loans was approximately $333.2 million to $343.5 million as of March 31, 2021.

The following supplemental disclosure amends and restates in its entirety the sixth full paragraph on page 46 of the Proxy Statement concerning the Net Asset Value Analysis:

For the ERCOT Loans, TD Securities valued each loan individually. TD Securities noted the Company indicated that the unpaid principal balance of the ERCOT Loans was approximately $498.8 million as of March 31, 2021. In performing its analysis, TD Securities took into account payment status and the expected return with respect to the applicable project. TD Securities calculated the net present value of such loans by discounting the forecasted interest and principal payments. TD Securities used ranges of discount rates from 8.0% to 16.5%, depending on the loan. The range of discount rates reflected the stated interest rates of these loans as well as the estimated return expectations of an equity sponsor (in those instances where the loan was issued to fund the sponsor equity in the project), based on information provided by the Manager and TD Securities’ experience and professional judgement. Principal payments at maturity were estimated based on proceeds that would potentially be realized from the sale or recapitalization of the underlying ERCOT projects using information and estimates provided by the Manager and TD Securities’ experience and professional judgement. As one of the ERCOT projects was sold on April 23, 2021, the value of the associated ERCOT Loans reflected the loss realized as a result of partial repayment of the unpaid principal balance. The resulting range of values for the ERCOT Loans was approximately $396.0 million to $446.4 million as of March 31, 2021.

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The following supplemental disclosure amends and restates in its entirety the first full paragraph on page 47 of the Proxy Statement concerning the Net Asset Value Analysis:

TD Securities added the value of the Other Loans and the ERCOT Loans, as determined above, to the net Carrying value of cash, other assets, and short-term liabilities of the Solar Ventures as of March 31, 2021 (in the amount of approximately $107.5 million) in order to calculate the gross value of Solar Ventures. TD Securities then deducted from the gross value of Solar Ventures the value of non-pro rata capital contributions made by MMAC’s capital partner of approximately $238.0 million as of March 31, 2021, based on information provided by the Manager, in order to calculate the total value of the partners’ interest in Solar Ventures. For purposes of the net asset value of MMAC, TD Securities reflected the value of MMAC’s interest in the total partners’ interest in Solar Ventures pursuant to the foregoing calculations as a 50% member. The resulting range of values for MMAC’s interest in the Solar Ventures was approximately $299.0 million to $329.3 million as of March 31, 2021.

The following supplemental disclosure amends and restates in its entirety the second full paragraph on page 47 of the Proxy Statement concerning the Net Asset Value Analysis:

Real Estate Investments. At the direction of the Transaction Committee, TD Securities relied on the appraised values provided in the Appraisal Reports for purposes of valuing MMAC’s Real Estate Investments. The Appraisal Reports indicated that the appraised value of SF was approximately $11.2 million as of December 31, 2020 and the appraised value of Heritage Commons was approximately $7.15 million as of January 16, 2021.

The following supplemental disclosure amends and restates in its entirety the third full paragraph on page 47 of the Proxy Statement concerning the Net Asset Value Analysis:

Subordinated Debt. TD Securities calculated the net present value of the forecasted interest and principal payments to be paid by MMAC on its subordinated debt securities using a range of discount rates from 8.0% to 8.5%. This range of discount rates was based on TD Securities’ experience and professional judgment, taking into account a review of MMAC’s methodology for estimating a market discount rate on these securities and other market information with respect to yields on subordinated/high-yield debt for estimating a market discount rate on MMAC’s subordinated debt. The resulting net present value implied a fair value gain on MMAC'’s subordinated debt of approximately $30.8 million to $33.0 million as of March 31, 2021, which was reflected in the net asset value of MMAC.

The following supplemental disclosure amends and restates in its entirety the fourth full paragraph on page 47 of the Proxy Statement concerning the Net Asset Value Analysis:

Net Operating Losses. TD Securities noted that the Company indicated that the amount of net operating losses available to be utilized by MMAC in the future was approximately $359 million as of December 31, 2020. TD Securities calculated the present value of future tax savings from MMAC’s net operating losses based on projections prepared by the Manager that included MMAC’s forecasted cash tax savings, taking into account any limitations on the usage of MMAC'’s net operating losses, including limitations imposed upon a change of control. TD Securities utilized discounts rates ranging from 13.0% to 15.0%, which was TD Securities’ estimated range of MMAC’s cost of equity.

The following supplemental disclosure amends and restates in its entirety the fifth full paragraph on page 47 of the Proxy Statement concerning the Net Asset Value Analysis:

Other Assets and Liabilities. The book values as of March 31, 2021 for MMAC’s other assets and liabilities provided to TD Securities by MMAC and as publicly disclosed in the Company’s Form 10-Q for the quarter then ended were used for the net asset value of MMAC, except for: (i) capitalized debt issue costs, which were excluded, and (ii) MMAC’s equity interest in a residential real estate investment trust listed on the Main Board of the Johannesburg Stock Exchange, the value of which was calculated using the closing share price on May 21, 2021.

The following supplemental disclosure amends and restates in its entirety the sixth full paragraph on page 47 of the Proxy Statement concerning the Net Asset Value Analysis:

Operating Expenses. In order to calculate the impact of operating expenses of MMAC on the net asset value of MMAC, TD Securities utilized the gross amount of MMAC’s external management fees and reimbursable expenses, general and administrative expenses, professional fees and other expenses (collectively, “Operating Expenses”), set forth in the Manager’s estimate for 2021 Operating Expenses expected to be paid in 2021 of approximately $12.3 million (“2021E Opex”). TD Securities calculated an implied value for the Operating Expenses for purposes of the net asset value of MMAC by capitalizing the 2021E Opex using a range of multiples from 5.0x to 6.0x, based on TD Securities’ experience and professional judgement (the “Standalone Opex Value”). TD Securities also calculated a value for the Operating Expenses that reflected an estimate of potential savings in certain expenses as compared to the 2021E Opex (the "“Adjusted 2021E Opex"”) as a result of internalizing management of MMAC (the “Internalized Opex Value”). For purposes of calculating the Internalized Opex Value, TD Securities used the same range of multiples from 5.0x to 6.0x in order to capitalize the Adjusted 2021E Opex and included the cost of the termination fee payable under the Management Agreement. TD Securities reflected the mid-point of the Standalone Opex Value and Internalized Opex Value as a deduction in the net asset value of MMAC.

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The following supplemental disclosure amends and restates in its entirety the table following the third full paragraph on page 48 of the Proxy Statement concerning the Precedent Transactions Multiples Analysis:

Precedent Transactions Premiums Prior to Announcement
Announcement Date	Target	Acquirer	1-Day Prior	30-Day Prior	Price to Book Value per Share
12/7/2020	Anworth Mortgage Asset Corporation	Ready Capital Corporation	25%	73%	.97x
11/7/2018	Owens Realty Mortgage, Inc.	Ready Capital Corporation	44%	37%	.96x
7/23/2018	Corporate Capital Trust, Inc.	FS Investment Corporation	11%	14%	1.00x
5/2/2018	MTGE Investment Corp.	Annaly Capital Management, Inc.	8%	10%	.99x
4/26/2018	CYS Investments, Inc.	Two Harbors Investment Corp.	13%	11%	.97x
2/27/2018	PHH Corporation	Ocwen Financial Corporation	24%	25%	.65x
2/13/2018	Nationstar Mortgage Holdings Inc.	WMIH Corp.	5%	(3)%	1.15x
10/17/2017	NewStar Financial Inc.	First Eagle Investment Management	3%	13%	.80x
1/27/2017	Stonegate Mortgage Corporation	Home Point Financial Corporation	34%	34%	.80x
5/23/2016	American Capital, Ltd.	Ares Capital Corporation	11%	11%	.86x
4/11/2016	Hatteras Financial Corp.	Annaly Capital Management, Inc.	11%	11%	.85x
3/2/2016	JAVELIN Mortgage Investment Corp.	ARMOUR Residential REIT, Inc.	20%	18%	.87x
2/26/2016	Apollo Residential Mortgage, Inc.	Apollo Commercial Real Estate Finance, Inc.	36%	27%	.89x

The following supplemental disclosure adds the following language as a new paragraph on page 52 of the Proxy Statement concerning Other Information:

Financial Projections

The following tables summarizes certain financial projections of the Company on a consolidated basis that were provided to our board of directors, TD Securities and Parent in connection with the evaluation of a possible transaction. Figures may not sum exactly due to rounding. See “Projections and Forward-Looking Financial Information” above.

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The following table summarizes the expected principal draws and payments from the Solar Ventures’ loan portfolio for the periods presented, assuming draws and repayments are made in accordance with the contractual terms of the loans, as of March 31, 2021. All dollar figures are presented in millions.

Solar Ventures Portfolio Unpaid Principal Balance Over Time

	1-Month Ended:										1-Year Ended:
($ in millions)	3/31/21	4/30/21	5/31/21	6/30/21	7/31/21	8/31/21	9/30/21	10/31/21	11/30/21	12/31/21	12/31/22	12/31/23	12/21/24	12/31/25
Beginning Balance		$842	$877	$909	$936	$969	$964	$977	$943	$643	$491	$301	$248	$35
Draws		147	121	61	60	33	31	28	15	33	0	-	-	-
Repayments		(113)	(89)	(34)	(28)	(38)	(18)	(62)	(314)	(185)	(1)	(2)	(213)	(27)
Ending Balance	$842	$877	$909	$936	$969	$964	$977	$943	$643	$491	$301	$248	$35	$7

The following table summarizes projected net cash flows, including projected principal advances, principal repayments and interest payments, for the periods presented, related to the ERCOT Loans that were reflected in the MMAC Projections, as provided to TD Securities by the Company. All dollar figures are presented in millions.

ERCOT Loans Net Cash In-Flows (millions)
Period	2021 (Apr. 1 – Dec. 31)	2022	2023	2024
Net Cash Flows	$280.7	$2.3	$2.9	$257.9

The following table sets forth a summary, as of March 31, 2021, of the UPBs, estimated fair values, and contractually due principal and interest payments associated with the Company’s subordinated debt obligations. All figures are presented in millions.

Subordinated Debt UPB, Payment and Fair Value Summary As Of March 31, 2021
	Trust II Taberna I	Trust II Taberna II	Trust III Taberna II	Trust III Taberna III	Total
3/31/21 UPB	$25.36	$23.06	$13.29	$24.16	$85.87
3/31/21 Fair Values	$16.40	$15.00	$8.60	$15.70	$55.60

Debt Service	Trust II Taberna I			Trust II Taberna II			Trust II Taberna I			Trust II Taberna I			Total
Obligations	P	I	Total	P	I	Total	P	I	Total	P	I	Total	P	I	Total
2021	0.4	0.4	0.8	0.3	0.4	0.7	0.2	0.2	0.4	0.4	0.4	0.8	1.3	1.4	2.7
2022	0.5	0.6	1.1	0.5	0.5	1	0.3	0.3	0.6	0.5	0.5	1	1.7	1.9	3.6
2023	0.5	0.6	1.1	0.4	0.5	0.9	0.3	0.3	0.6	0.5	0.5	1	1.6	1.9	3.6
2024	0.5	0.6	1.1	0.4	0.6	1	0.2	0.3	0.5	0.5	0.6	1.1	1.6	2.1	3.7
2025	0.5	0.7	1.2	0.4	0.6	1	0.2	0.4	0.6	0.4	0.6	1	1.6	2.3	3.9
2026	0.5	0.7	1.2	0.4	0.6	1	0.2	0.4	0.6	0.4	0.7	1.1	1.5	2.4	4
2027	0.4	0.8	1.2	0.4	0.7	1.1	0.2	0.4	0.6	0.4	0.7	1.1	1.5	2.5	4
2028	0.4	0.8	1.2	0.4	0.7	1.1	0.2	0.4	0.6	0.4	0.7	1.1	1.5	2.5	4
2029	0.4	0.8	1.2	0.4	0.7	1.1	0.2	0.4	0.6	0.4	0.7	1.1	1.5	2.6	4.1
2030	0.4	0.8	1.2	0.4	0.7	1.1	0.2	0.4	0.6	0.4	0.8	1.2	1.4	2.7	4.1
Thereafter	20.9	3.2	24.1	19	2.9	21.9	10.9	1.8	12.7	19.9	3.3	23.2	70.7	11.2	81.9
Total	$25.40	$10.00	35.4	$23.00	$8.90	31.9	$13.10	$5.30	18.4	$24.20	$9.50	33.7	$85.70	$33.70	$119.40

The following table sets forth the projected operating expenses of the Company for the year ending December 31, 2021. All dollar figures are presented in millions.

Projected 2021 Operating Expenditures (to be paid in 2021)
($ in millions)	2021E
Base Management Fee	$4.8
Incentive Management Fee	-
Salaries & Benefits Reimbursement	3.5
OpEx Reimbursement	0.5
Other G&A Professional Fees	3.5
Total Budgeted Operating Expenses	$12.3

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

MMA CAPITAL HOLDINGS, INC

Date: August 3, 2021	By:	/s/ Gary A. Mentesana
	Name:	Gary A. Mentesana
	Title:	Chief Executive Officer and President

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